Exhibit 4.13

CERTAIN INFORMATION IN THIS EXHIBIT, MARKED BY [****], HAS BEEN EXCLUDED. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [XXXXX] HAS BEEN EXCLUDED.

SMS CONNECTION SOLUTION AGREEMENT AND OTHER COVENANTS

By this Service Agreement ("Agreement") to which they are parties, on the one hand:

(I) ZENVIA MOBILE SERVIÇOS DIGITAIS S.A., company headquartered at Avenida Paulista, No. 2300, 18th floor, - São Paulo/SP, registered with the National Corporate Taxpayer Registry (CNPJ/MF) under No. 14.096.190/0001-05, herein represented according to its Articles of Association, hereinafter referred to as CLIENT; and

(II) CLARO S.A., a company headquartered in the City of São Paulo, State of São Paulo, at Rua Henri Dunant, No. 780, Towers A and B, Santo Amaro, CEP: 04.709-110, registered with the National Corporate Taxpayer Registry (CNPJ/MF) under No. 40.432.544/0001-47, herein represented according to its Articles of Association, hereinafter referred to as CLARO.

When both are referred to together, they will be referred to as ‘Parties’ or, individually, a ‘Party’.

The above qualified Parties resolve to enter into this Agreement, subject to the following terms and conditions:

ARTICLE ONE – DEFINITIONS

1.1 The expressions described below, when used in this Agreement, shall have the following meanings:

A2P: Application to Person, sending SMS from an application to one or several mobile devices. Application is understood as an access page to a bulk SMS dispatch platform.

CONFIDENTIAL INFORMATION: (i) all information exchanged between the Parties, whether verbally or in writing; (ii) information regarding each Party's business, as well as technical information, including, but not limited to, information related to each Party's product plans, customers, designs, costs, prices and name of the products, finances, marketing plans, business opportunities, staff, research, development or technical knowledge, product performance indicators; and (iii) the clauses, terms and conditions of this Agreement.

INTERESTED PARTIES: legal entity interested in sending SMS to its customer base ("RECIPIENTS").

L.A: acronym for Large Account. It is the exclusive digital route, identified by a numerical code, hereby made available by CLARO to the CLIENT, allowing INTERESTED PARTIES to carry out communication actions to the RECIPIENTS by sending and/or receiving SMS.

MT SMS ("Mobile Terminated Short Messages"): a denomination of all messages sent from the CLIENT to the RECIPIENTS, whose technical data is used by CLARO to generate qualitative and intelligence reports to provide the services to the CLIENT.

MO SMS ("Mobile Originated Short Messages"): a denomination of all messages sent from the RECIPIENTS to the CLIENT, whose technical data is used by CLARO to generate qualitative and intelligence reports to provide the services to the CLIENT.

P2A: Person to Application, sending SMS from a mobile device to an application. Application is understood as an access page to a bulk SMS dispatch platform, whose technical data is used by CLARO to generate qualitative and intelligence reports to provide services to the CLIENT.

SHORT NUMBER(S): numeric code used to identify a Large Account.

SMS: acronym for Short Message Service, short message service, provided by CLARO, which consists of sending short text messages with text/character limitations.

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ARTICLE TWO - PURPOSE

2.1 The purpose of this instrument is to provide the SMS Connection Solution ("Solution"), by CLARO to the CLIENT, composed of the following services:

i) Short Message Service (SMS), which corresponds to a modality of Telecommunications Service, according to the scope described in Article Three of this instrument;

ii) SMS Connection Manager, which consists of the technical management of massive corporate messaging and the qualitative management and intelligence resulting from the technical evaluation of message reporting, according to the scope described in Article Four of this instrument.

2.2 The CLIENT hereby acknowledges and declares that CLARO has no responsibility regarding the content of the messages sent or even the possibility of changing the SMS.

2.3 The total value of the Solution, the subject of this Agreement, is provided for in Annex II - Price List, and the CLIENT undertakes to maintain its minimum monthly demand in the price range corresponding to the volume of [****] ([****]) messages, not being allowed to reduce, in any event, the minimum monthly commitment assumed herein. The Parties acknowledge that Annex II - Price List is also available on CLARO's website, at the link https://www.embratel.com.br/files/104379/x/1b2591e3c5/tabela-de-preco-conexão-torpedo-01-11-2024.pdf.

2.3.1 In the event of early termination of the Agreement at the initiative or responsibility of the CLIENT, the CLIENT undertakes to make, as a penalty, the payment referring to 1/3 of the remaining amounts of the contracted monthly package, considering the remaining months until the end of the term of this Agreement. Payment must be made within 60 (sixty) days from the date of termination of the agreement.

2.3.2 CLARO reserves the right to make adjustments to the price lists published on its website on an annual basis, with the new values being valid and applicable from January 5th of the following year and will remain in force until January 4th of the following year.

2.3.2.1 For the purposes of this Agreement, the parties stipulate that:

a) The amounts applied for the period from [****] to [****] are set out in Annex II to this instrument;

b) For [****]: in the period between [****] and [****], the monthly amount and the amount per excess message sent will be adjusted by the IGP-M/FGV and increased by [****]%;

c) From [****] until the end of the term of this Agreement, the monthly amount and the amount per excess message sent will only be adjusted by the IGP-M/FGV; and

d) Notwithstanding the above, the application of the new values is subject to the publication of the corresponding price list on CLARO's website.

2.4. The following annexes are an integral part of this Agreement:

Annex I - Personal Mobile Service Agreement

Annex II - Price List

2.4.1 The Parties acknowledge they have read and understood the entire content of these annexes.

ARTICLE THREE - PROVISION OF THE TELECOMMUNICATIONS SERVICE

3.1. CLARO will provide Telecommunications Service, which consists of sending SMS (MO SMS and/or MT SMS) that meet the requirements stipulated in this instrument and annexes, enabling the CLIENT to carry out communication actions addressed to the RECIPIENTS.

3.1.1 For the provision of the Telecommunications Service, the subject of this instrument, CLARO will temporarily make available to the CLIENT, without any exclusivity, range(s) of LA(s).

3.1.2 LA is a CLARO resource that is duly linked to the valid IMSI (International Mobile Subscriber Identity) of the provider, and its assignment is optional to CLARO, which may even establish a monthly charge for the LA made available.

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3.1.3 The CLIENT shall inform the INTERESTED PARTIES that the SMS to be transmitted from the INTERESTED PARTIES to the RECIPIENTS must have a maximum of [****] ([****]) characters, and [****] ([****]) of these characters will be reserved as a label (identification of the SMS issuer). On the other hand, the messages transmitted from the RECIPIENTS to the INTERESTED PARTIES may be a maximum of [****] ([****]) characters.

3.2 The CLIENT must inform the INTERESTED PARTIES that the RECIPIENTS who have their mobile device (i) turned off, (ii) outside CLARO's authorization area and/or (iii) outside the coverage area, may not receive the SMS with the communication actions sent by the INTERESTED PARTIES.

3.2.1 In these cases, the SMS will be stored in CLARO's system for a maximum period of [****] ([****]) hours after the first transmission attempt, and at least [****] ([****]) SMS retransmission attempts will be made within this period.

3.2.2 During this period, if the RECIPIENTS' mobile device becomes available within CLARO's authorization and coverage area, the SMS may be retransmitted and, consequently, viewed by the RECIPIENTS.

3.2.3 If, for any reason, the SMS cannot be delivered within [****] ([****]) hours from the first transmission attempt, CLARO cannot guarantee its receipt by the RECIPIENTS, and shall have no liability therefor.

3.3 As consideration for the Telecommunications Service, the CLIENT shall pay CLARO the monthly amounts pursuant to Section 2.3, according to the items below:

3.3.1 For the contracting of a monthly volume of [****] ([****]) messages, the CLIENT will pay CLARO the monthly amount of BRL[****] ([****]) and BRL[****] for each surplus message sent.

3.3.2 No amount related to the payment of fines, interest or any penalty provided for in the Agreement shall be considered as an integral part of the Minimum Monthly Commitment.

ARTICLE FOUR - PROVISION OF THE SMS CONNECTION MANAGER SERVICE

4.1. CLARO will provide the "SMS Connection Manager" service, which consists of processing data from different sources and preparing a single report, which allows the CLIENT to view and manage key performance indicators (KPIs) related to the SMS broker activity, mentioned below:

●	the detailed consumption of the contracted package - detailed indication of the daily consumption of the contracted service package;
●	monthly traffic statistics - separating what was consumed from the quota and the amount of surplus volume.
●	the price per SMS - Amount to be paid for the excess volume.
●	delivery receipts - confirmation of successful delivery, which includes not only sending SMS, but also the actual receipt to the customer's terminals; and
●	Dynamic and on-demand TPS (Transactions Per Second) Management.

4.1.1 The SMS Connection Manager service covers A2P SMS management and A2P International that transits through Claro's network. A2P International means SMS generated and/or sent from any country other than Brazil and intended for the user in Brazil.

4.2 The SMS Connection Manager service will be provided by CLARO remotely, through its electronic platform installed in its Data Centers located in the municipality of Campinas, where the infrastructure necessary to provide the services is located.

4.3 As consideration for the provision of SMS Connection Manager, the CLIENT shall pay CLARO the monthly amounts, pursuant to Section 2.3, in accordance with the items below:

4.3.1 As consideration for the SMS Connection Manager Service, the CLIENT will pay CLARO BRL[****] ([****]) monthly.

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ARTICLE FIVE - PAYMENT METHOD

5.1 CLARO will charge the CLIENT through the issuance and presentation of the invoice, segregating them according to the nature of the Telecommunications operation and SMS Connection Manager, and the corresponding payment slip issued by a financial entity, which must be paid within 30 (thirty) days after its receipt, under penalty of default interest of [****]% ([****]) per month (or any part thereof), plus a late payment fee of [****]% ([****]) on the outstanding amount adjusted for inflation. In delays exceeding 30 (thirty) days, the debt will be adjusted for inflation, based only on its positive variation of the IGP-M/FGV, or any successor index thereto, reflecting the variation during the relevant period, in addition to the penalties above.

5.2 If payment is delayed by more than 30 (thirty) days, the availability of the service may be suspended, at CLARO's sole discretion, without prior notice or communication, until all outstand debts under the responsibility of the CLIENT are settled.

5.3 The amounts provided for in Annex II shall be updated in accordance with item 2.3.2.1.

5.4 Each Party shall be responsible for the payment of all taxes that are levied or will be levied on its activities or income related to the performance of this Agreement the activities inherent to the execution of the subject matter of this Agreement, and the other Party shall not have any obligation with respect to them, except for taxes that the other Party is required by law to withhold or pay.

5.5 Any taxes or legal charges created, altered or extinguished, directly levied on the Services or performance under this Agreement and other documents that integrate it, when occurring after the date of signature of the Agreement, that have a demonstrable direct impact on the contracted prices, may lead to a revision of such prices.

5.6. CLARO must submit the invoice to the CLIENT within a maximum period of 90 (ninety) days, counted from the effective provision of the service.

5.6.1. The collection of service provided in a period longer than that established in item 5.6 above must occur in a separate invoice, unless otherwise stated by the CLIENT, without adding charges, and the form of payment must be subject to prior negotiation between the Parties.

ARTICLE SIX - OBLIGATIONS OF THE PARTIES REGARDING THE TELECOMMUNICATIONS SERVICE

6.1 With regard to the Telecommunications Service, the following are obligations of the CLIENT, among others provided for in this instrument:

6.1.1 Provide the security of the content of the SMS transmitted by the INTERESTED PARTIES while they are waiting for the retransmission period, as defined in item 3.2. above;

6.1.2 Store the record that identifies the transmission of SMS without, however, storing their content;

6.1.3 Carry out, together with CLARO, all necessary tests for the implementation of the CLIENT's SMS transmission services to INTERESTED PARTIES AND INTERESTED PARTIES to the CLIENT;

6.1.4 Do not transmit SMS to the RECIPIENT who has requested CLARO to no longer receive the communication actions of the INTERESTED PARTIES, subject to CLARO's obligation in item 6.5.3 below;

6.1.4.1. Failure to comply with the obligation set forth in sub-item 6.1.4 above, CLARO will block the sending of CLIENT's messages, provided that such blocking will not be restricted to a specific RECIPIENT but will cover all RECIPIENTS.

6.1.5 Interrupt, within 24 (twenty-four) hours, the provision of services to INTERESTED PARTIES who request their cancellation and communicate to CLARO the cancellation in question;

6.1.6 Inform INTERESTED PARTIES and CLARO, at least 72 (seventy-two) hours in advance, of any technological update or change in their systems that may impact the service;

6.1.7 Provide INTERESTED PARTIES with all necessary service and information in case of problems, complaints, or modifications regarding the conditions of the service through the CLIENT's Customer Service Center (known as SAC in Brazil);

6.1.8 Bear the investment necessary for the contracting of software use licenses to be installed on the CLIENT's own and CLARO's machines, which allows the sending of SMS, if the solution adopted by the CLIENT is different from the application made available by CLARO;

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6.1.9 Remedy within a maximum period of 05 (five) days any defects that cause unavailability of the service to the INTERESTED PARTIES, counted from the notification sent by CLARO, the INTERESTED PARTIES or the CLIENT's monitoring systems, as well as communicate to the INTERESTED PARTIES the impossibility of providing the service during the repair period of the problem;

6.1.10 Provide communication to INTERESTED PARTIES of any failures or impediments that make the provision of the service unfeasible or cause its interruption for a period exceeding two (2) consecutive days, which must be previously submitted for CLARO's appreciation and written approval.

6.1.11 Respect and ensure that the INTERESTED PARTIES respect all electoral legislation and guidelines of the Superior Electoral Court (TSE) (electoral legislation), in particular with regard to the deadlines and territorial scope for the placement of an electoral campaign.

6.1.11.1 The CLIENT shall include in its contracts the following obligations:

(a) follow all rules regarding advertising in electoral campaigns, provided for in electoral legislation, applicable to INTERESTED PARTIES, candidates, political parties, other individuals or legal entities subject to electoral legislation and related to the destination of SMS content;

(b) identify those responsible for the content of the messages whenever requested by the Electoral Justice;

(c) not to broadcast fake news and establish that the contract may be automatically terminated if content of this nature is identified when the falsehood of the news is verified by fact-checking agencies that cooperate with the Electoral Justice (see https://www.justicaeleitoral.jus.br/fato-ou-boato/#fakenews)

(d) establish mechanisms to immediately unsubscribe the RECIPIENT from electoral messages.

6.2. The CLIENT is already aware that CLARO will not be responsible for any fraud or acts of piracy that may occur in CLARO's network through the air interface. Likewise, CLARO will not be responsible for ensuring confidentiality, as well as for the occurrence of SMS interception when they are traveling outside CLARO's mobile phone network, as well as in case the RECIPIENT neglects to keep his mobile device.

6.3 The CLIENT is strictly prohibited from:

6.3.1 The dispatch of SMS implying any charging of the RECIPIENTS, except in cases where the CLIENT requests the RECIPIENTS a response, and they send it to the CLIENT, in which case CLARO will normally charge the RECIPIENTS due to the sending of the SMS to the CLIENT;

6.3.2 The sending of SMS to one or more INTERESTED PARTIES and/or RECIPIENTS without their formal authorization, whether they are characterized or not as SPAM or make it possible to carry out SPAM;

6.3.3 Subcontracting in order to provide SMS connections and/or interconnections, such as, but not limited to, Personal Mobile Service operators, SMS Integrators, and the like;

6.3.4 Use this Agreement to provide services other than those expressly authorized, such as, but not limited to, the sending of ringtones and/or images, use of wap push technology for any and all services, news and/or information subscription services, interactivity services in media with customers, directly or indirectly such as conversation systems, chats, voting, meeting place, information contests, etc.; and

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6.3.5 Use this Agreement to carry out sweepstakes of any kind, cultural contests of any kind, discounts of any kind, including promotional values, gratuity, or special values, among others.

6.3.6 Create or transmit any SMS that with messages whose contents (i) are false or lead to dubious interpretations, including the provisions of item 6.1.11; (ii) invade the privacy of third parties or harm them in any way;

(iii) promote, in any way, racism against minority groups, or any form of political or religious fanaticism, discriminating against groups of people or ethnicities; (iv) are obscene; (v) violate the rights of third parties, including, but not limited to, intellectual property rights and/or the creation and sending of unsolicited (SPAM) or unfounded ("hoax") messages;

6.3.7 Send or allow INTERESTED PARTIES to transmit SMS with advertising, informative content, or that in any way enable the presentation of: (i) telephone companies competing with CLARO, (ii) companies whose social activity is similar to that carried out by CLARO, including any advertisement or offer of products and/or services of these companies or, (iii) any content that induces the migration of CLARO's customer to another competing operator.

6.4. Considering the specificities of the signed business model and also the premise that the CLIENT will market the LA ranges to the INTERESTED PARTIES, being able to sign specific contracts with them, the CLIENT will be the interlocutor between CLARO and the INTERESTED PARTIES and RECIPIENTS, remaining responsible to CLARO for the procedures of said INTERESTED PARTIES and RECIPIENTS.

6.5 In addition to other obligations defined in this Agreement, with regard to the Telecommunications Service, CLARO shall have the following obligations:

6.5.1 To be solely and exclusively responsible for the improper access or modifications of the files sent by the INTERESTED PARTY from the moment they enter their systems and up to the moment they are sent to the RECIPIENTS;

6.5.2 Evaluate the CLIENT's request to increase the

contracted messaging plan, provided that the CLIENT makes such a request to CLARO, at least 02 (two) months in advance, respecting the interval of an entire billing cycle to promote the increase in the system without generating a pro-rata charge for the current plan, and allow the variation between the SMS contracted package ranges provided for on CLARO's website through the address https://www.embratel.com.br/files/104379/x/1b2591e3c5/tabela-de-preco-conexao-torpedo-01-11-2024.pdf. Each necessary change will be ratified by sending an email by the CLIENT's Legal Representative or Contract Manager to CLARO, via email: ageu.iunior@claro.com.br.

6.5.2.1. The CLIENT is obliged to inform CLARO by sending a document proving power, the person in charge/legal representative for sending the email mentioned in section 6.5.2 above, including when there is a change of representation.

6.5.3. CLARO will inform the CLIENT about the RECIPIENT who has requested CLARO to no longer receive the communication actions from the INTERESTED PARTIES, subject to the CLIENT's obligation contained in item 6.1.4 above.

6.6 The CLIENT hereby declares to be aware that the SMS sent to the INTERESTED PARTIES and/or RECIPIENTS will not be automatically deleted from the display of the INTERESTED PARTY's mobile device and/or RECIPIENTS, undertaking to inform them of this fact.

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6.7 In addition, the CLIENT must be responsible for obtaining the "consent" from the RECIPIENTS who will receive the SMS, ensuring that such authorization has, in fact, come from the RECIPIENTS through an unequivocal acceptance procedure. At the time of registration, RECIPIENTS must be informed of all the main information and specifications of the service, such as the preferred time for receiving SMS, frequency of receipt (daily, weekly, monthly, or alerts), cell phone number, and procedure for sending SMS. In this "receipt authorization", the recipients must be aware of the technical conditions necessary for receiving and sending the SMS - coverage area, need for connected terminal, responsibility of the recipients regarding the storage of the information as soon as received in the mobile device and, finally, how to proceed in case of theft, robbery or loss of the device.

6.7.1 At any time, CLARO may request from the CLIENT proof of authorization to receive the RECIPIENTS who receive, have received or will receive the SMS.

6.8. In this act, the CLIENT acknowledges that CLARO is and will always be the sole holder of the SHORT NUMBERS that will be used to send and receive the SMS, and CLARO is and will be solely and exclusively responsible for the billing and collection of INTERESTED PARTIES and/or RECIPIENTS, if applicable.

ARTICLE SEVEN - OBLIGATIONS OF THE PARTIES REGARDING THE SMS CONNECTION MANAGER

7.1 In addition to other obligations defined in this Agreement, with regard to the SMS Connection Manager, CLARO will have the following obligations:

7.1.1 Control Large Account Traffic.

7.1.2 Process data from different sources and prepare a single report to allow the CLIENT to view and manage key performance indicators (KPIs) related to SMS broker activity

7.1.3 Providing a representative to act as the CLIENT's initial contact in troubleshooting.

7.2 In addition to other obligations defined in this Agreement, with regard to the SVA Manager SMS Connection, the CLIENT will have the following obligations:

7.2.1 Perform periodic maintenance on the platform on which the SHORT NUMBERS will be stored, as well as ensure the effectiveness of the technical application that will be used in their management, including establishing a VPN connection between the CLIENT's application and its internal systems for A2P and P2A SMS traffic.

7.2.2 Have access to the Internet and/or other telecommunications resources of its own, necessary to enjoy the service object of this contract.

7.2.3 Keep in the highest secrecy the data of the INTERESTED PARTIES data that are made available for the acquisition of the SHORT NUMBERS, not being able to provide them to third parties or use them for any other purpose, the CLIENT being fully responsible for the damages to which it may give rise in case of failure or omission in the fulfillment of this obligation, or even in cases of failure or omission in the disclosure to the INTERESTED PARTIES of the procedures and diligences that must be taken in the treatment of their personal information, in order to avoid its misuse by third parties;

7.2.4 Forward to CLARO, through its own system, data containing the cell phone number of each of the INTERESTED PARTIES, as well as the contents of the SMS sent, subject to the confidentiality obligations for the confidential data of the INTERESTED PARTIES and RECIPIENTS;

7.2.5 Be responsible for disclosing the characteristics of the service provided by CLARO to the INTERESTED PARTIES through the means it deems appropriate, following the relevant legislation;

7.2.6 Provide a representative to act as CLARO's initial contact in solving problems arising from the services provided by the CLIENT;

7.2.7 Correct, at its expense, the defects or inaccuracies resulting from the performance of the services provided by the CLIENT;

7.2.8 Be responsible for the quantity, accuracy, validity and verification of the data inserted in the files transmitted to CLARO, being certain that any doubts or complaints arising from the SMS transmitted by CLARO to the INTERESTED PARTIES and/or the RECIPIENTS will be the sole and exclusive responsibility of the CLIENT;

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7.2.9 Be responsible for any illegal use of the network by its employees and agents or service providers; and

7.2.10 Be responsible, at any time, solely and exclusively, for compliance with all labor, social security, insurance, tax and social legislation levied on the employment contracts that it maintains with the professionals who are part of its technical team, regardless of any proof of these facts before CLARO. Thus, the CLIENT assumes that it proceeds, regularly, with the collection of all the aforementioned charges, not communicating or confusing a bond of any nature, especially labor, between the CLIENT's employees and CLARO, the latter being exempt from any responsibility in this regard.

7.2.11 The CLIENT undertakes to follow the guidelines of the applicable legislation regarding data protection and privacy for the purpose of processing personal data of CLARO's customers or its employees, or third parties (the "CLARO Database") within the scope of this Agreement and without prejudice to the conditions below:

a. CLARO is the exclusive owner of CLARO's Database, declaring to the CLIENT that, under no circumstances, will make use of this information for a purpose not provided for in this Agreement or take any measures to (i) copy said database and/or (ii) take any measures that may represent misuse of the information contained in CLARO's database;

b. The CLIENT also undertakes to:

(i) Adopt security mechanisms that guarantee the maintenance of the confidentiality and privacy of CLARO's Database, and must implement the appropriate technical and organizational measures to ensure that personal data will not be recorded, disclosed, processed, deleted, lost, damaged, altered, used or tampered with in an unauthorized, accidental or illegal manner and to protect personal data under applicable legislation;

(ii) When applicable, collect only the information indicated by CLARO as necessary for the provision of the services;

(iii) Refrain from entering into any partnerships based on the use of CLARO's Database to provide validations or scores or to market products and services of any nature;

(iv) Notify CLARO in writing, within 72 hours, of any improper processing of personal data or breach of the provisions of this Agreement, or if any notification, complaint, consultation, or request is made by a regulatory authority due to the processing of personal data related to this Agreement. Such notification shall contain at least:

• a description of the nature of the affected personal data;

• the information about the data subjects involved;

• information on the technical and security measures used for data protection;

• the risks related to the Incident;

• the reasons for the delay, if the communication was not immediate; and

• the measures that have been or will be adopted to reverse or mitigate the effects of the damage caused.

(v) Once the purpose of the data processing has been exhausted, or upon termination of this agreement, the personal data processed by the CLIENT must be deleted, securely and definitively, except as provided by law.

c. CLARO may, at any time, audit the CLIENT and its systems in order to identify whether there is adequate treatment of CLARO's Database. CLARO will start the audit work through a notification sent 5 (five) days in advance, informing about the audit and its scope and pointing out the systems and records that it intends to verify for the purposes of this section.

7.3 The CLIENT is strictly prohibited from:

7.3.1 The use of the subject of this Agreement to carry out actions to disseminate any type of ideology of religious motivation, currents of thought and the like, or any others prohibited by applicable legislation, regulations or sectoral self-regulation codes, even if requested or authorized in advance by the INTERESTED PARTIES;

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ARTICLE EIGHT - BREACH OF CONTRACT

8.1 The proven violation of any clause of this Agreement, except for the hypothesis provided for in item 8.1.1 below, provided that it is not remedied within a period of up to [****] ([****]) days from the receipt of notification in this regard, will cause the infringing Party to apply a non-compensatory fine, in the amount equivalent to BRL[****] ([****]), in addition to the correction by the IGP-M (General Market Price Index) of FGV (Fundação Getúlio Vargas), in its only positive variation.

8.1.1 In the event of a violation related to the use, by the CLIENT, of the services provided by CLARO for fraud purposes, a non-compensatory fine may be applied to the CLIENT, in the amount equivalent to BRL[****] ([****]), in addition to the correction by the IGP-M (General Market Price Index) of FGV (Fundação Getúlio Vargas), from the date of configuration of the infraction until the date of payment, without prejudice to the payment of the losses and damages that it may cause.

8.1.2 The fine provided for in sub-item 8.1.1 may be increased to the amount corresponding to the last three (3) invoices paid by the CLIENT to CLARO, if it is identified that the CLIENT has acted intentionally or has not taken the expected and/or necessary security measures to prevent the violation.

ARTICLE NINE - LIABILITY OF THE PARTIES

9.1 The CLIENT is responsible for indemnifying and reimbursing

CLARO, third parties, especially INTERESTED parties and RECIPIENTS, for any kind of direct, indirect damages and loss of profits arising from failures, errors or fraud in the execution of the object of this Agreement, or, also, with respect to actions or omissions of the CLIENT that violate the provisions established by the applicable legislation and/or regulations, including, but not limited to, any fines and/or other penalties, administrative or otherwise, that may be applied, not reducing this responsibility to CLARO's inspection, monitoring, or approval. CLARO shall be liable for direct damages proven to have been caused, excluding any duty to indemnify indirect damages, loss of profits or commercial failures.

9.2 It is expressly agreed that, in the event that CLARO is assessed, notified, summoned or convicted, as responsible or co-responsible, for any obligation attributable to the CLIENT, or that these obligations of the CLIENT at the discretion of the competent authorities, may be imputed to CLARO, whether of a tax, labor, social security, civil, electoral, or criminal nature, even after the termination of the Agreement, the CLIENT will request the exclusion of CLARO from the process. In addition, CLARO may, notwithstanding other rights arising from this Agreement, withhold from payments due (i) the amount corresponding to the amount of the contingency or even the amount of the loss imputed by the administrative or judicial authority, until the CLIENT satisfies its obligation, releasing CLARO from the assessment, notification, subpoena, or conviction when decreed by a competent authority; and (ii) the amounts related to the payment of court costs and attorney's fees eventually spent. The above provision is also fully applicable in cases where there is any type of fraud to CLARO's operation.

ARTICLE TEN - TERM AND RENEWAL

10.1 This Agreement shall be in force from January 5, 2025 until January 4, 2028, and may be renewed only through a contractual amendment to be entered into by the legal representatives of the Parties.

ARTICLE ELEVEN - TERMINATION OF THE AGREEMENT

11.1 CLARO may terminate this Agreement at any time, upon prior written notice to the CLIENT, at least thirty (30) days in advance, without incurring CLARO, in this case, any expenses, whether as indemnity, fine, or any other title.

11.2 Failure by either Party to comply with any of the conditions set forth in this Agreement shall give the other Party the right to terminate it for default, provided that the defaulting Party has been notified and does not remedy its failure within 72 (seventy-two) hours, counted from the receipt of the notification, notwithstanding the terms of item 2.3.1.

11.2.1 In cases of recurrence, either Party shall have the right to terminate this Agreement immediately without the need to send any judicial or extrajudicial notification to the other Party.

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11.3 Notwithstanding the foregoing, either Party may terminate this Agreement immediately, regardless of notice, upon the occurrence of one of the following events:

a) Bankruptcy of any of the Parties;

b) The declared insolvency of either Party or any of its partners;

c) Distribution of challenges or executions of values greater than the value of the capital stock of either Party;

d) Forfeiture of any license issued by an official entity that is required for the provision or continuation of the services contracted herein;

e) Negligence or poor provision of services by one Party, causing a proven drop in the quality established by the Parties, including, but not limited to, a high incidence of technical problems and a high level of complaints from INTERESTED PARTIES, notwithstanding any losses and damages;

f) Assignment or transfer of this instrument without prior consent of CLARO; and

11.4 Any rights and obligations assumed by reason of this Agreement that, by their nature, extend after its termination will remain in force until they are fulfilled, as well as the clauses of this Agreement necessary for the understanding of these rights and obligations.

ARTICLE TWELVE - INTELLECTUAL PROPERTY RIGHTS

12.1 The CLIENT guarantees to be the holder or licensee of all rights over the methods and software it uses as a result of this Agreement, observing all legal provisions, maintaining, in any event, CLARO always indemnified and exempt from any liability, before itself or any third party, in relation to the intellectual property rights used for the development of the subject of this Agreement, as well as being responsible for the due care, protection and payment of the same rights for all holders of the rights mentioned herein. In this sense, the CLIENT also guarantees to CLARO that the provisions of this Agreement do not constitute an infringement of any legal provision or violation of copyright and related rights of third parties, in any country in which such third parties are established, trademarks, trade secrets or other industrial property rights of third parties, keeping CLARO abreast and safe from any future dispute with respect to the provisions of this provision, so that its liability, whether joint or subsidiary, is excluded, and may be impleaded in any action that is proposed to indemnify its authors, applying to this Agreement the provisions of the Brazilian Code of Civil Procedure.

ARTICLE THIRTEEN - USE OF TRADEMARKS

13.1 Nothing in this Agreement shall be understood or interpreted as a license to use any trademarks owned by the Parties. The use by one of the Parties of any trademarks of the other Party, as well as the respective form of use and disclosure, whether in advertising, promotional material, or any other means of dissemination, including through the internet, regardless of the purpose, must be preceded by written authorization from the Party holding the trademark.

ARTICLE FOURTEEN - CONFIDENTIALITY

14.1 Each Party shall maintain and shall ensure that it, its consultants, agents, employees and each of its successors and assigns keep confidential all documents, material, specifications, registration data, data and other information, whether technical or commercial, provided to it by the other Party or on its behalf, whether related or not to the Services, or obtained by it during the term of this Agreement ("Confidential Information"), and shall not publish or otherwise disclose or use them for purposes other than fulfilling its obligations under this Agreement, for a period of 5 (five) years after the expiration or termination of this Agreement. Failure to comply with the terms of this section will subject the offending party to compensation for losses and damages caused to the innocent party.

14.2 The Party receiving the Confidential Information shall communicate to the transmitting Party, as soon as it is aware, any request for that information by any competent public authorities or through any judicial process so that the transmitting Party is able to take the legal measures it deems appropriate.

ARTICLE FIFTEEN - COMMUNICATION BETWEEN THE PARTIES

15.1. All notices related to this Agreement shall be in writing and sent to the other Party at the addresses specified below by registered mail with receipt of delivery or personal delivery.

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a) CLARO

Address: Rua Henri Dunant, No. 780 - Torre A - Santo Amaro - São Paulo - SP

Attn:

Phone:

Email:

c.c..

Phone: ( )

b) CLIENT

Address: Avenida Paulista, No.     2.300, 18th floor     , Bela Vista - São Paulo/SP

Attn     : Adriana Morais

Phone: (11) [XXXXX]

email: [XXXXX]

ARTICLE SIXTEEN - ANTI-CORRUPTION AND ANTI-BRIBERY

16.1. The CLIENT declares that it is aware of the terms of Brazilian anti-corruption and anti-bribery laws, including, but not limited to Law No. 12.846/2013 and that:

(i) adopts all necessary measures, in accordance with good business practices in an ethical manner and in compliance with applicable legal precepts, to prevent any fraudulent activity by itself (including by its shareholders, directors, officers and employees) and/or by any suppliers, agents, contractors, subcontractors and/or their employees with respect to the receipt of any resources from their suppliers and service providers, provided that if it identifies any situation that may affect its relationship with CLARO, it will immediately inform CLARO and take all necessary measures;

(ii) it declares that it has not made or promised to make, in connection with the operations provided for in the Agreement, or with any other business operations involving the CLIENT, any payment or transfer of amounts, directly or indirectly, to any governmental authority or public official; to any political party, party authority, or candidate for official office; to any officer, director, employee, or representative of any actual or potential CLIENT; to any shareholder, director, officer and employee of the CLIENT; or to any other person or organization, if such payment or transfer represents a violation of the laws of the country in which it is made;

(iii) it declares that it does not offer or agree to give any employee, agent, employee or representative any bonus, commission or other amount in any capacity as an inducement or reward for practicing, failing to practice, having practiced any act to promote business by fraudulent or illicit means and formalizing contracts with suppliers and service providers;

(iv) it undertakes to implement continuous improvements in effective controls to prevent and detect non-compliance with the Anti-Corruption Rules and the requirements established in this instrument;

(v) it declares to be aware of the content of CLARO's Code of Ethics, available at https://claropar.com.br/wp-content/uploads/pdf/f72f346264dfe1115dea233a2a5662bd.pdf, to guide its activity, as well as its partners and suppliers, in accordance with the best commercial, control and process practices, technical and operational requirements, as well as the provisions of civil and criminal penalties.

ARTICLE SEVENTEEN - MISCELLANEOUS

17.1 This Agreement shall bind each of the Parties and their respective successors and permitted assigns. The CLIENT may not assign this Agreement without CLARO's prior written consent.

17.1.1. The Parties hereby agree that CLARO may assign, in whole or in part, the rights and obligations under this Agreement to any other company that is its parent company, controlled or related to it under the applicable corporate law.

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17.2 All notices required under this Agreement shall be delivered personally, or sent by registered letter or transmitted by facsimile (with a copy of confirmation also sent by registered letter) to the Parties at the addresses specified in the qualification of the Parties, or other addresses that either Party may inform the other in writing.

17.3 Failure by either Party to exercise any of its rights under this Agreement shall not be deemed a waiver or novation and shall not affect the subsequent exercise of such right. Any waiver will be effective only if specifically granted in writing through their respective legal representatives.

17.4 This Agreement contains the complete agreement between the Parties with respect to its subject, canceling any previous contract or agreement on the same subject, and may only be amended through a written instrument signed by both Parties.

17.5 In the event that any terms or provisions of this Agreement are declared null or unenforceable, such nullity or non-enforceability shall not affect the remainder of the Agreement, which shall remain in full force and effect as if such provisions had never been incorporated into it.

17.6 None of the conditions of this Agreement shall be understood as a means to constitute a company, joint venture, partnership or commercial representation relationship between the parties, nor an employment relationship between the professionals, agents, contractors and/or subcontractors of the parties, each being solely, fully and exclusively responsible for their acts and obligations.

17.7 Taxes that are due as a direct or indirect result of this Agreement, or its execution, constitute a burden of responsibility of the taxpayer or tax responsible party as defined in the tax legislation in force unless this Agreement has provided otherwise.

17.8 The Parties shall not be liable for failure to comply with any obligation under this Agreement due to acts of God and force majeure, specifically prohibitive court decisions, or expressly prohibitive laws or regulations. In such cases, failure to comply with the obligations assumed herein shall not be considered a breach of contract and shall not, therefore, constitute grounds for termination of this Agreement, to the extent that the impediment event is temporary, as provided for in the Civil Code.

17.9 The Parties enter into this Agreement without exclusivity, so CLARO is free to make capacity available to any third party directly and for the CLIENT to enter into similar contracts with other authorized parties of the mobile telephone service.

17.10 The Parties, as well as their representatives who sign this Agreement, declare that they are duly authorized to sign and execute the Agreement in the form of their respective corporate instruments.

17.11 The CLIENT represents and warrants that it has the technical knowledge (know-how), experience, and technical competence necessary for the execution of this Agreement. The CLIENT further represents and warrants that it is in good financial condition and properly organized and equipped to execute this Agreement.

17.12 The Parties agree to amend this Agreement to comply with the regulations issued by ANATEL or any legislation regarding the services provided by the CLIENT, to which CLARO is obliged to comply, and also if legislation is issued that prohibits CLARO from executing this Agreement.

17.13 CLARO and the CLIENT will agree, through exchanges of information, the procedures and operational routines indispensable for the implementation of this Agreement.

17.14 Any and all changes to this Agreement shall be processed by mutual agreement between the Parties, being made official through the corresponding Amendment, and the CLIENT undertakes to pass on all changes to the interested third parties, as well as to the INTERESTED PARTIES.

17.15. The Parties expressly acknowledge the veracity, authenticity, integrity, validity and effectiveness of this Agreement, formed in digital media, and recognize as a valid manifestation of consent its signature in electronic format, through the Docusign platform, containing a time stamp, pursuant to art. 10, § 2, of Provisional Measure No. 2.200-2, of August 24, 2001.

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ARTICLE EIGHTEEN - VENUE

18.1 The Central Court of the Judicial District of the Capital of São Paulo is hereby elected as the soel competent court     to settle any disputes arising from this Agreement, waiving any other jurisdiction to which they may be entitled by reason of domicile or otherwise.

IN WITNESS WHEREOF, the Parties execute this instrument in two (2) counterparts of equal content, together with two (2) witnesses.

São Paulo, December 17, 2024.

ZENVIA MOBILE SERVIÇOS DIGITAIS S.A.

Name: Shay Chor

Title: CFO

CPF: [XXXXX]

ZENVIA MOBILE SERVIÇOS DIGITAIS S.A.

Name: Cassio Bobsin Machado

Title: CEO

CPF: [XXXXX]

CLARO S.A

Name: Carlos Resende Araujo Santos

CPF: [XXXXX]

CLARO S.A

Name: Rodrigo Marques de Oliveira

CPF: [XXXXX]

Witnesses

Name: Gabriela Pereira

CPF: [XXXXX]

Name: Ageu da Fonseca Dantas Moreira Junior

CPF: [XXXXX]

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